Exhibit 26(d)(4): Overloan Lapse Protection Rider ADJUSTABLE TERM INSURANCE RIDER

This rider is a part of your policy if it is shown in your Schedule, and all provisions of your policy apply to this rider except where inconsistent with this rider. This rider does not participate in our surplus earnings and it has no loan value. The Insured under this rider is listed in your Schedule. The rider effective date is the policy date or, if added later, the monthly processing date on or next following the date your application for this rider is approved by us. The owner of your policy is the owner of this rider.

THE DEATH BENEFIT. Subject to this rider’s terms, we will pay to the beneficiary the amount of this term death benefit in force on the date of the insured’s death.

The amount of this term death benefit is the difference between the total death benefit and the base death benefit provided by your policy. Total death benefit depends on which death benefit option is in effect.

Death Benefit Option 1: If Option 1 is in effect, the total death benefit is the greater of:

a.	The target death benefit; or

b.	The account value plus the surrender value enhancement, if any, multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

Death Benefit Option 2: If Option 2 is in effect, the total death benefit is the greater of:

a.	The target death benefit plus the account value; or

b.	The account value plus the surrender value enhancement, if any, multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

Death Benefit Option 3: If Option 3 is in effect, the total death benefit is the greater of:

a.	The target death benefit plus premiums received less partial withdrawals and partial withdrawal service fees and, if provided by your policy, accumulated at the interest rate specified by you.; or

b.	The account value plus the surrender value enhancement, if any, multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

For Option 3, if provided by your policy, you may specify an interest rate that is less than or equal to the interest rate currently credited by us to your account value. You may only change your specified interest rate, in writing, once a year, to be effective on the next policy anniversary.

In no event will this term death benefit be less than zero while your policy is in force. It is also not increased or decreased by policy loan activity.

In your application for this rider you may request a pattern of an increasing or decreasing target death benefit, but the actual target death benefit is subject to our approval. The target death benefit is shown in your Schedule. It may be a constant amount or it may change at the beginning of a policy year. The target death benefit may be reduced if there is a partial withdrawal.

If a partial withdrawal reduces the stated death benefit, the target death benefit for the current policy year and all future policy years will be reduced by an amount equal to the reduction in the stated death benefit. We will send you confirmation of the effect of the partial withdrawal if there is a change to the target death benefit. See your policy for details.

DEATH BENEFIT OPTION CHANGES. After the effective date of any change to the death benefit option, the target death benefit for the current policy year and all future policy years will be changed according to the following table:

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OPTION CHANGE

FROM	TO	TARGET DEATH BENEFIT FOLLOWING THE CHANGE EQUALS:

Option 1	Option 2	Target death benefit prior to such change minus your account value as of the effective date of the change.

Option 2	Option 1	Target death benefit prior to such change plus your account value as of the effective date of the change.

Option 3	Option 1	Target death benefit prior to such change plus the sum of all the premiums received minus all partial withdrawals and partial withdrawal service fees taken prior to the effective date of the change and, if provided by your policy, accumulated at the interest rate specified by you.

Any requested decreases in the stated death benefit in your policy will eliminate any future scheduled increases in the target death benefit. We may choose not to eliminate these increases upon submission of evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable premium class for this rider.

MONTHLY ADMINISTRATIVE EXPENSE CHARGE. A monthly administrative charge for this rider is added to your policy’s monthly expense charges as of each monthly processing date until this rider terminates. The charge is calculated as a rate per thousand times the excess of the target death benefit over the stated death benefit. The guaranteed maximum monthly administrative expense charge is shown in your Schedule.

COST OF INSURANCE. The monthly cost of insurance for this rider is added to your policy’s monthly deduction as of each monthly processing date until this rider terminates. The cost of insurance rates will be determined by us from time to time and may differ from the cost of insurance rates applicable to your policy’s coverage segments. They will be based on the age, gender and premium classes of the insured as of the effective date of the rider, as well as the duration since the rider effective date. The cost of insurance for this rider is calculated as the monthly cost of insurance rate for this rider multiplied by the death benefit (in thousands) for this rider. The guaranteed maximum cost of insurance rates per $1,000 of rider benefit are shown in your Schedule.

INCONTESTABILITY. After this rider has been in force while the insured is alive for 2 years from this rider effective date, we will not contest the statements in your rider application.

After this rider has been in force while the insured is alive for 2 years from the effective date of any application for increase in the amount of insurance under this rider, we will not contest the statements in your increase application.

After this rider has been in force while the insured is alive for 2 years from the effective date of any reinstatement of this rider, we will not contest the statements in your reinstatement application.

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SUICIDE EXCLUSION. If your policy terminates for suicide, this rider will then terminate without value.

If the insured commits suicide, while sane or insane, within 2 years of the rider effective date, and your policy is not terminated due to this suicide, we will make a limited payment to the beneficiary. We will pay in one sum the amount of the cost of insurance and any applicable monthly expense charges for this rider which were deducted from your account value. Coverage under this rider will then terminate.

If the insured commits suicide, while sane or insane, within 2 years of the effective date of an increase in this rider and your policy is not terminated due to this suicide, we will make a limited payment to the beneficiary for the increase. We will pay in one sum the amount of the cost of insurance and any applicable monthly expense charges for this rider associated with the increase that were deducted from your account value. Coverage under the increase will then terminate.

MISSTATEMENT OF AGE OR GENDER. If the insured’s age or gender has been misstated, this term death benefit will be adjusted. Notwithstanding the Incontestability provision above, this term death benefit will be that which the cost of insurance deducted from your account value on the last monthly processing date prior to the death of the insured would have purchased for the insured’s correct age and gender.

CHANGE IN AMOUNT OF COVERAGE. You may request that the target death benefit be increased or decreased by sending a written request to the ING Customer Service Center. A supplemental Schedule will be issued for any change in coverage.

Increases in Coverage. Subject to our limits, you may request an increase in the target death benefit after the first monthly processing date following the effective date of this rider through attained age 80 (age 70 when the policy is issued as part of a group or sponsored plan). Any increase may not be for an amount less than $1,000. Any request for an increased death benefit will automatically be an increase to the stated death benefit as well as to the target death benefit, unless you specifically request an increase only to the target death benefit. You may increase the target death benefit only once each policy year.

Any request for an increase in coverage must be applied for on a supplemental application. The increase is subject to evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable current premium class for this type of rider.

An increase in coverage will be effective as of the monthly processing date immediately following the date your written request is accepted by us.

Decreases in Coverage. Decreases are not allowed before the first rider anniversary. You may decrease the target death benefit only once each policy year. Any decrease in coverage may not be for an amount less than $1,000. We will limit the decrease such that, immediately after the requested decrease, the target death benefit is at least the minimum amount we require to issue your policy. The minimum death benefit amount is shown in your Schedule. Any requested decrease in the target death benefit is subject to our approval. Our approval may be conditioned on eliminating any future increases to the target death benefit shown in your Schedule. A decrease in coverage will be effective as of the monthly processing date immediately following the date your written request is accepted by us. Any decrease in the total death benefit will first reduce adjustable term insurance before the stated death benefit is reduced.

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TERMINATION. This rider will terminate on the earliest of:

a.	The date your policy is surrendered or terminated;

b.	The date the grace period ends without payment of the required premium;

c.	The monthly processing date immediately following the date your written request to cancel this rider is received by us;

d.	Your policy anniversary nearest the insured’s attained age 121; or

e.	The date specified in your Schedule upon which this rider expires with no coverage.

REINSTATEMENT. If you reinstate your policy under the Reinstatement provision in your policy, rider will be reinstated.

Signed for the Company at Denver, Colorado

SECURITY LIFE OF DENVER INSURANCE COMPANY

/s/ Donald W. Britton	/s/ Joy M. Benner
Donald W. Britton	Joy M. Benner
President	Secretary

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